Exhibit 23

                              Accountants' Consent


The Board of Directors and Stockholders
Trimeris, Inc.


We consent to incorporation by reference in the Registration Statements (No. 333-66401 and No. 333-44147) on Forms S-8 and the Registration Statement (No. 333-31662) on Form S-3 of Trimeris, Inc. of our report dated March 23, 2001, with respect to the balance sheets of Trimeris, Inc. as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and for the cumulative period from the date of inception to December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Trimeris, Inc.

                                                                       KPMG LLP

Raleigh, North Carolina
March 30, 2001